EXHIBIT 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Six Months Ended October 27, 2007	Fiscal Year (1)
		2007	2006	2005	2004	2003
Earnings
Income before income taxes -
Continuing operations	$127,064	$65,693	$30,829	$70,529	$65,397	$62,821
Discontinued operations	(1,074)	(34,438)	(29,572)	(205)	1,315	3,216

Subtotal	125,990	31,255	1,257	70,324	66,712	66,037
Plus:
Fixed charges	12,039	25,631	22,776	16,301	21,100	20,840
Amortization of capitalized interest	26	36	49	48	48	48
Less interest capitalized during period	(220)	(336)	—	—	—	—

	$137,835	$56,586	$24,082	$86,673	$87,860	$86,925

Fixed Charges
Interest (expensed or capitalized)	$9,523	$21,149	$17,951	$11,623	$16,564	$16,042
Estimated portion of rent expense representative of interest	1,536	3,117	3,511	3,291	2,797	2,675
Amortization of deferred financing fees	980	1,365	1,314	1,387	1,739	2,123

	$12,039	$25,631	$22,776	$16,301	$21,100	$20,840

Ratio of earnings to fixed charges	11.4	2.2	1.1	5.3	4.2	4.2

(1)	All fiscal years presented were 52 weeks, except for fiscal 2005, which had 53 weeks.